EXHIBIT 99.1

INTL FCStone Inc. Reports Fiscal 2019 First Quarter Financial Results
Record Operating Revenues of $264.7 million, up 25%
Net Income of $18.2 million
EPS of $0.94 per share, ROE of 14.1%

New York, NY – February 6, 2019 – INTL FCStone Inc. (the ‘Company’; NASDAQ: INTL), a diversified global brokerage and financial services firm providing execution, risk management and advisory services, market intelligence and clearing services with significant asset class coverage and significant market coverage globally, today announced its financial results for the fiscal year 2019 first quarter ended December 31, 2018.
Sean M. O’Connor, CEO of INTL FCStone Inc., stated, “Our record financial performance in fiscal 2018 continued into our Q1 2019, with impressive 25% growth in operating revenues and a 31% increase in pre-tax earnings versus a year ago. We saw strong growth in transactional volumes in all of our major businesses which resulted in a record quarter for our Global Payments segment as well as our Equity Capital Markets businesses, which benefited from increased volatility and growing market share.”

INTL FCStone Inc. Summary Financials
Condensed consolidated financial statements for the Company will be included in our Quarterly Report on Form 10-Q to be filed with the SEC. The Quarterly Report on Form 10-Q will also be made available on the Company’s website at www.intlfcstone.com.

	Three Months Ended December 31,
(Unaudited) (in millions, except share and per share amounts)	2018	2017	% Change
Revenues:
Sales of physical commodities	$6,295.8	$7,714.4	(18)%
Principal gains, net	94.9	78.3	21%
Commission and clearing fees	97.4	85.3	14%
Consulting, management and account fees	19.1	16.6	15%
Interest income	45.0	24.0	88%
Total revenues	6,552.2	7,918.6	(17)%
Cost of sales of physical commodities	6,287.5	7,706.0	(18)%
Operating revenues	264.7	212.6	25%
Transaction-based clearing expenses	50.1	36.9	36%
Introducing broker commissions	32.6	31.1	5%
Interest expense	33.0	14.3	131%
Net operating revenues	149.0	130.3	14%
Compensation and other expenses:
Compensation and benefits	89.1	77.2	15%
Trade systems and market information	9.2	8.2	12%
Occupancy and equipment rental	4.4	4.1	7%
Professional fees	5.3	4.7	13%
Travel and business development	3.8	3.5	9%
Non-trading technology and support	4.2	3.1	35%
Depreciation and amortization	2.9	2.7	7%
Communications	1.3	1.4	(7)%
Bad debts	0.3	0.1	200%
(Recovery) bad debt on physical coal	(2.4)	1.0	n/m
Other	6.5	5.7	14%
Total compensation and other expenses	124.6	111.7	12%
Income before tax	24.4	18.6	31%
Income tax expense	6.2	25.5	(76)%
Net income (loss)	$18.2	$(6.9)	n/m
Earnings (loss) per share:
Basic	$0.96	$(0.37)	n/m
Diluted	$0.94	$(0.37)	n/m
Weighted-average number of common shares outstanding:
Basic	18,659,748	18,419,072	1%
Diluted	18,993,046	18,419,072	3%
n/m = not meaningful to present as a percentage

Effects of the Tax Cuts and Jobs Act
On December 22, 2017, the President of the United States (“U.S.”) signed and enacted into law H.R. 1, the Tax Cuts and Jobs Act (“the Tax Reform”). Among the significant changes to the U.S. Internal Revenue Code, the Tax Reform lowered the U.S. federal corporate income tax rate from 35% to 21%, effective January 1, 2018. We will compute our income tax expense (benefit) for the September 30, 2019 tax year using a U.S. statutory tax rate of 21%. We computed income tax expense for the year ended September 30, 2018 using a U.S. statutory tax rate of 24.5%.
For the three months ended December 31, 2017, we recorded tax expense of $8.9 million related to the remeasurement of deferred tax assets and liabilities based on the information available. The Tax Reform also included a one-time mandatory repatriation transition tax on previously untaxed accumulated and current E&P of certain of our foreign subsidiaries. We made a reasonable estimate of the transition tax and recorded a provisional transition tax obligation of $12.0 million in the three months ended December 31, 2017.
Recent Events Affecting the Company
During the week ended November 16, 2018, balances in approximately 300 accounts of the FCM division of our wholly owned subsidiary, INTL FCStone Financial Inc. (“INTL FCStone Financial”), declined below required maintenance margin levels, primarily as a result of significant and unexpected price fluctuations in the natural gas markets. All positions in these accounts, which were managed by OptionSellers.com Inc. (“OptionSellers”), an independent Commodity Trading Advisor (“CTA”), were liquidated in accordance with the INTL FCStone Financial’s client agreements and obligations under market regulation standards.
INTL FCStone Financial’s client agreements hold account holders liable for all losses in their accounts, and obligate the account holders to reimburse INTL FCStone Financial for any account deficits in their accounts. As of February 5, 2019 and December 31, 2018, the aggregate receivable from these client accounts, net of collections and other allowable deductions, was $29.4 million and $30.0 million, respectively, with no individual account receivable exceeding $1.4 million. INTL FCStone Financial continues to pursue collection of these receivables and intends both to enforce and to defend its rights aggressively, and to claim interest and costs of collection where applicable.
We have done an assessment of the collectability of these accounts and have concluded that we do not have a sufficient basis to determine an allowance against these uncollected balances.  As we move through the collection process and additional information becomes available, we will continue to evaluate the likelihood of collection and consider the need for an allowance against the carrying value of these uncollected balances.  Depending on future collections and our ongoing assessments, any provisions for bad debts and actual losses ultimately may or may not be material to our financial results. Currently, we do not believe that any potential losses from amounts not collected would impact our ability to comply with our ongoing liquidity, capital, and regulatory requirements.
Interest Income/Expense
Interest income increased $21.0 million, or 88%, to $45.0 million in the first quarter compared to $24.0 million in the prior year, as a result of the effect of increases in short term interest rates as well as increases in client balances in our Commercial Hedging and CES segments and volumes in our Debt Capital Markets business. Interest income in our Securities segment increased $12.0 million in the first quarter over the prior year, of which $8.5 million was related to increased trading activity within our domestic institutional dealer in fixed income securities and $3.5 million was related to an increase in securities lending activities. In addition, average client equity in the Financial Agricultural (“Ag”) & Energy and Exchange-Traded Futures & Options components of our Commercial Hedging and CES segments increased 10% to $2.3 billion in the first quarter compared to the prior year, which combined with the increases in short-term interest rates resulted in an aggregate $7.4 million increase in interest income in these businesses.
Interest expense increased $18.7 million, or 131%, to $33.0 million in the first quarter compared to $14.3 million in the prior year. During the first quarter and the prior year, interest expense directly attributable to trading activities, including interest on short-term financing facilities of subsidiaries, was $30.2 million and $12.1 million, respectively, and interest expense related to corporate funding purposes was $2.8 million and $2.2 million, respectively.
The increase in interest expense is primarily related to the trading activities of our institutional dealer in fixed income securities, which resulted in higher interest expense of $10.0 million, and the increased activity of our securities lending business in our Equity Capital Markets component, which resulted in higher interest expense of $3.3 million. Also, an increase in short-term interest rates resulted in higher interest costs in our Exchange-Traded Futures & Options and Financial Ag & Energy components. Additionally, higher short-term interest rates along with higher average borrowings outstanding on physical commodities financing facilities resulted in increased interest expense.

Non-interest Expenses and Key Operating Metrics
The following table reflects a breakout of total non-interest expenses by variable and non-variable components, which is used by management in evaluating our non-interest expenses, for the periods indicated.

	Three Months Ended December 31,
(in millions)	2018	2017	% Change
Variable compensation and benefits	$47.7	$36.9	29%
Transaction-based clearing expenses	50.1	36.9	36%
Introducing broker commissions	32.6	31.1	5%
Total variable expenses	130.4	104.9	24%
Fixed compensation and benefits	41.4	40.3	3%
Other fixed expenses	37.6	33.4	13%
Bad debts	0.3	0.1	200%
(Recovery) bad debt on physical coal	(2.4)	1.0	n/m
Total non-variable expenses	76.9	74.8	3%
Total non-interest expenses	$207.3	$179.7	15%
The following table reflects key operating metrics used by management in evaluating our product lines, for the periods indicated.

	Three Months Ended December 31,
	2018	2017	% Change
Volumes and Other Data:
Exchange-traded - futures and options (contracts, 000’s)	37,527.1	25,862.1	45%
Over-the-counter (“OTC”) (contracts, 000’s)	409.3	327.9	25%
Global Payments (# of payments, 000’s)	166.6	156.3	7%
Gold equivalent ounces traded (000’s)	95,219.6	33,503.1	184%
Equity Capital Markets (gross U.S. dollar volume, millions)	$43,308.7	$24,734.3	75%
Debt Capital Markets (gross U.S. dollar volume, millions)	$60,677.2	$33,233.7	83%
FX Prime Brokerage volume (U.S. dollar notional, millions)	$89,944.7	$114,302.0	(21)%
Average assets under management in Argentina (U.S. dollar, millions)	$282.8	$473.7	(40)%
Average client equity - futures and options (millions)	$2,332.5	$2,125.8	10%

Balance Sheet Summary
The following table below provides a summary of asset, liability, and stockholders’ equity information for the periods indicated.

(Unaudited) (in millions, except for share and per share amounts)	December 31, 2018	September 30, 2018
Summary asset information:
Cash and cash equivalents	$358.2	$342.3
Cash, securities and other assets segregated under federal and other regulations	$1,020.2	$1,408.7
Securities purchased under agreements to resell	$1,191.4	$870.8
Securities borrowed	$963.3	$225.5
Deposits with and receivables from broker-dealers, clearing organizations and counterparties, net	$2,364.0	$2,234.5
Receivables from clients, net and notes receivable, net	$353.9	$291.8
Financial instruments owned, at fair value	$2,054.5	$2,054.8
Physical commodities inventory, net	$222.5	$222.5
Goodwill and intangible assets, net	$59.3	$59.8
Other	$123.2	$114.0

Summary liability and stockholders’ equity information:
Payables to clients	$3,275.9	$3,639.6
Payables to broker-dealers, clearing organizations and counterparties	$223.2	$89.5
Payables to lenders under loans	$435.4	$355.2
Accounts payable and other accrued liabilities	$130.4	$145.4
Securities sold under agreements to repurchase	$2,239.3	$1,936.7
Securities loaned	$1,031.0	$277.9
Financial instruments sold, not yet purchased, at fair value	$839.7	$866.5
Income taxes payable	$9.6	$8.6
Stockholders’ equity	$526.0	$505.3

Common stock outstanding - shares	19,032,108	18,908,540
Net asset value per share	$27.64	$26.72

Segment Results
The following table reflects operating revenues by segment for the periods indicated.

	Three Months Ended December 31,
(in millions)	2018	2017	% Change
Segment operating revenues (loss) represented by:
Commercial Hedging	$59.8	$61.5	(3)%
Global Payments	29.7	24.6	21%
Securities	69.0	43.0	60%
Physical Commodities	14.3	10.6	35%
Clearing and Execution Services	95.2	72.2	32%
Corporate unallocated	(3.3)	0.7	n/m
Operating revenues	$264.7	$212.6	25%
The following table reflects segment income by segment for the periods indicated.

	Three Months Ended December 31,
(in millions)	2018	2017	% Change
Segment income represented by:
Commercial Hedging	$13.3	$21.1	(37)%
Global Payments	18.6	14.6	27%
Securities	16.0	11.0	45%
Physical Commodities	5.9	1.1	436%
Clearing and Execution Services	17.7	10.5	69%
Total segment income	$71.5	$58.3	23%
Reconciliation of segment income to income before tax:
Segment income	$71.5	$58.3	23%
Net costs not allocated to operating segments	47.1	39.7	19%
Income before tax	$24.4	$18.6	31%
Commercial Hedging
We serve our commercial clients through our team of risk management consultants, providing a high-value-added service that we believe differentiates us from our competitors and maximizes the opportunity to retain our clients. Our risk management consulting services are designed to quantify and monitor commercial entities’ exposure to commodity and financial risk. Upon assessing this exposure, we develop a plan to control and hedge these risks with post-trade reporting against specific client objectives. Our clients are assisted in the execution of their hedging strategies through a wide range of products from listed exchange-traded futures and options, to basic OTC instruments that offer greater flexibility and structured OTC products designed for customized solutions.
Our services span virtually all traded commodity markets, with the largest concentrations in agricultural and energy commodities (consisting primarily of grains, energy and renewable fuels, coffee, sugar, cotton, and food service) and base metals products listed on the LME. Our base metals business includes a position as a Category One ring dealing member of the LME, providing execution, clearing and advisory services in exchange-traded futures and OTC products. We also provide execution of foreign currency forwards and options and interest rate swaps as well as a wide range of structured product solutions to our commercial clients who are seeking cost-effective hedging strategies. Generally, our clients direct their own trading activity, and our risk management consultants do not have discretionary authority to transact trades on behalf of our clients.
Operating revenues decreased 3% to $59.8 million in the first quarter compared to $61.5 million in the prior year. Exchange-traded revenues increased 6%, to $35.6 million in the first quarter, primarily driven by increased client activity in the domestic grain markets, Latin America soft commodities and in our LME business. Overall exchange-traded contract volumes increased 8%, however the average rate per contract declined 2% to $5.20.
OTC revenues declined 39%, to $12.3 million in the first quarter, compared to $20.1 million in the prior year, despite a 25% increase in OTC volumes. OTC revenues were negatively effected by marked-to-market declines, which we believe in part are temporary in nature, related to certain longer tenor positions which are directionally hedged but suffered declines in value during periods of lower market activity at the end of the calendar year. These declines were partially offset by increased client activity in the energy, grain and soft commodity markets.

Consulting, management, and account fees increased 8% over the prior year, to $4.0 million in the first quarter. Interest income, increased 83%, to $7.7 million compared to $4.2 million in the prior year. The increase in interest income was driven by an increase in short-term interest rates, as well as a 14% increase in average equity for exchange-traded futures and options clients versus the prior year to $1,003.5 million in the first quarter.
Segment income decreased 37% to $13.3 million in the first quarter compared to $21.1 million in the prior year, primarily as a result of the $1.7 million decline in operating revenues and a $1.9 million increase in non-variable direct expenses. The increase in variable expenses is principally driven by the increase in exchange-traded and OTC contract volumes. The increase in non-variable direct expenses was driven by increases in both non-variable compensation and benefits and trade system costs. Variable expenses, excluding interest, expressed as a percentage of operating revenues increased to 48% compared to 40% in the prior year, primarily as the result of the decline in OTC revenues.
Global Payments
We provide global payment solutions to banks and commercial businesses as well as charities and non-governmental and government organizations. We offer payments services in more than 170 countries and 140 currencies, which we believe is more than any other payments solution provider, and provide transparent pricing.
Our proprietary FXecute global payments platform is integrated with a financial information exchange (“FIX”) protocol. This FIX protocol is an electronic communication method for the real-time exchange of information, and we believe it represents one of the first FIX offerings for cross-border payments in exotic currencies. FIX functionality allows clients to view real time market rates for various currencies, execute and manage orders in real-time, and view the status of their payments through the easy-to-use portal.
Additionally, as a member of the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”), we are able to offer our services to large money center and global banks seeking more competitive international payment services.
Through this single comprehensive platform and our commitment to client service, we believe we are able to provide simple and fast execution, ensuring delivery of funds in any of these countries quickly through our global network of approximately 300 correspondent banks. In this business, we primarily act as a principal in buying and selling foreign currencies on a spot basis. We derive revenue from the difference between the purchase and sale prices.
We believe our clients value our ability to provide exchange rates that are significantly more competitive than those offered by large international banks, a competitive advantage that stems from our years of foreign exchange expertise focused on smaller, less liquid currencies.
Operating revenues increased 21% to a record $29.7 million in the first quarter compared to $24.6 million in the prior year, driven by 7% growth in the volume of payments made and a 13% increase in the average revenue per trade compared to the prior year. This growth was driven by increased activity from our international banking clients, particularly related to capital transactions, mergers and acquisitions, and smaller recurring payments.
Segment income increased 27% to $18.6 million in the first quarter compared to $14.6 million in the prior year. This increase primarily resulted from the increase in operating revenues, partially offset by a $0.7 million increase in non-variable direct expenses versus the prior year period, primarily driven by higher non-variable compensation. Variable expenses, excluding interest, expressed as a percentage of operating revenues decreased to 22% in the first quarter compared to 25% in the prior year, primarily as a result of a decrease in introducing broker commissions.
Securities
We provide value-added solutions that facilitate cross-border trading and believe our clients value our ability to manage complex transactions, including foreign exchange, utilizing our understanding of local market convention, liquidity and settlement protocols around the world. Our clients include U.S.-based regional and national broker-dealers and institutions investing or executing client transactions in international markets and foreign institutions seeking access to the U.S. securities markets. We are one of the leading market makers in foreign securities, including unlisted American Depository Receipts (“ADRs”), Global Depository Receipts (“GDRs”) and foreign ordinary shares. We make markets in over 5,000 ADRs, GDRs and foreign ordinary shares, of which over 3,600 trade in the OTC market. In addition, we will, on request, make prices in more than 10,000 unlisted foreign securities. We are also a broker-dealer in Argentina and Brazil, where we are active in providing institutional executions in the local capital markets.
We act as an institutional dealer in fixed income securities, including U.S. Treasury, U.S. government agency, agency mortgage-backed and asset-backed securities to a client base including asset managers, commercial bank trust and investment departments, broker-dealers, and insurance companies.
We originate, structure and place debt instruments in the international and domestic capital markets. These instruments include complex asset-backed securities (primarily in Argentina) and domestic municipal securities. On occasion, we may invest our own capital in debt instruments before selling them. We also actively trade in a variety of international debt instruments as well as operate an asset management business in which we earn fees, commissions and other revenues for management of third party assets and investment gains or losses on our investments in funds and proprietary accounts managed either by our investment managers or by independent investment managers.
Operating revenues increased 60% to $69.0 million in the first quarter compared to $43.0 million in the prior year.
Operating revenues in Equity Capital Markets increased 113% in the first quarter compared to the prior year period. Gross dollar volume traded increased 75% driven both by increased market volatility and an increase in market share. The increased volatility also contributed to the 15% increase in the average revenue per $1,000 traded. Equity Capital Markets operating revenues include the trading profits we earn before the related expense deduction for ADR conversion fees. These ADR fees are included in the consolidated income statements as ‘transaction-based clearing expenses’.
Operating revenues in Debt Capital Markets increased 28% in the first quarter compared to the prior year, primarily driven by an increase in interest income in our domestic institutional dealer in fixed income securities business, which was partially offset by a decline in operating revenues in our Argentina and municipal securities businesses. Asset Management operating revenues decreased 12% in the first quarter compared to the prior year as assets under management decreased 40% to $282.8 million in the first quarter compared to $473.7 million in the prior year. The decline in both Asset Management operating revenues and assets under management are primarily driven by difficult market conditions in Argentina including the devaluation of the Argentine Peso.
Segment income increased 45% to $16.0 million in the first quarter compared to $11.0 million in the prior year, primarily as a result of the increase in Equity Capital Markets operating revenues as the increase in Debt Capital Markets operating revenues was more than offset by higher interest expense. Variable expenses, excluding interest, expressed as a percentage of operating revenues decreased to 34% in the first quarter compared to 37% in the prior year, primarily as the result of a decrease in introducing broker commissions.
Physical Commodities
In our Physical Commodities segment, we provide a full range of trading and hedging capabilities, including OTC products, to select producers, consumers and investors in precious metals. In Precious Metals, we provide a full range of trading and hedging capabilities, including OTC products, to select producers, consumers, and investors. In our trading activities, we act as a principal, committing our own capital to buy and sell precious metals on a spot and forward basis.
In our Physical Ag & Energy commodity business, we act as a principal to facilitate financing, structured pricing and logistics services to clients across the commodity complex, including energy commodities, grains, oil seeds, cotton, coffee, cocoa, edible oils and feed products. We provide financing to commercial commodity-related companies against physical inventories. We use sale and repurchase agreements to purchase commodities evidenced by warehouse receipts, subject to a simultaneous agreement to sell such commodities back to the original seller at a later date.
Operating revenues for Physical Commodities increased 35% to $14.3 million in the first quarter compared to $10.6 million in the prior year.
Precious Metals operating revenues increased 45% to $7.7 million in the first quarter compared to $5.3 million in the prior year, driven by a 184% increase in the number of ounces traded, particularly in the Far East, but tempered by narrower spreads. The increase in both operating revenues and the number of ounces traded were driven by increased activity in the gold and silver auctions as well as increased client activity driven by market volatility. Operating revenues in the first quarter include a $1.6 million unrealized loss on derivative positions held against precious metals inventory carried at the lower of cost or net realizable value in our non-broker dealer subsidiaries, while the prior year includes a $1.3 million unrealized loss on derivative positions held against precious metals inventory.
Operating revenues in Physical Ag & Energy increased 25% to $6.6 million in the first quarter compared to the prior year. The increase in operating revenues is primarily due to an increase in client activity in the energy and metals markets along with an increase in commodity financing program revenues.
During the quarter ended December 31, 2018, we reached settlements with clients, paying $8.4 million related to demurrage, dead freight, and other penalty charges regarding coal supplied during fiscal 2017. The settlement amount paid was less than the accrued liability for the transactions recorded during fiscal 2017 and fiscal 2018, and accordingly we recorded a recovery on the bad debt on physical coal of $2.4 million in the quarter ended December 31, 2018. The prior year period included $1.0 million of bad debt on physical coal related to our exit of the physical coal business.
Segment income increased 436% to $5.9 million in the first quarter compared to $1.1 million in the prior year. This was primarily driven by the increase in operating revenues as well as the recovery on the bad debt on physical coal.

Clearing and Execution Services
We provide competitive and efficient clearing and execution in all major futures and securities exchanges globally as well as prime brokerage in all major foreign currency pairs and swap transactions. Through our platform, client orders are accepted and directed to the appropriate exchange for execution. We then facilitate the clearing of client transactions. Clearing involves the matching of client trades with the exchange, the collection and management of client margin deposits to support the transactions, and the accounting and reporting of the transactions to clients.
As of December 31, 2018, we held $2.2 billion in required client segregated assets, which we believe makes us the third largest non-bank futures commission merchant (“FCM”) in the United States, as measured by required client segregated assets. We seek to leverage our capabilities and capacity by offering facilities management or outsourcing solutions to other FCM’s.
We are an independent full-service provider to introducing broker-dealers (“IBD’s”) of clearing, custody, research, syndicated and security-based lending products and services, including a proprietary technology platform which offers seamless connectivity to ensure a positive client experience through the clearing and settlement process. Our independent wealth management business, which offers a comprehensive product suite to retail clients nationwide, clears through this platform. We believe we are one of the leading mid-market clearers in the securities industry, with approximately 60 correspondent clearing relationships with over $15 billion in assets under management or administration as of December 31, 2018.
Within this segment, we also maintain what we believe is one of the largest non-bank prime brokers and swap dealers in the world. Through this offering, we provide prime brokerage foreign exchange (“FX”) services to financial institutions and professional traders. We provide our clients with the full range of OTC products, including 24-hour a day execution of spot, forwards and options as well as non-deliverable forwards in both liquid and exotic currencies. We also operate a proprietary foreign exchange desk that arbitrages the exchange-traded foreign exchange markets with the cash markets.
Through our London-based Europe, Middle East and Africa (“EMEA”) oil voice brokerage business, we employ over 30 employees providing brokerage services across the fuel, crude, and middle distillates markets with over 200 well known commercial and institutional clients throughout EMEA.
Operating revenues increased 32% to $95.2 million in the first quarter compared to $72.2 million in the prior year.
Operating revenues in our Exchange-Traded Futures & Options business increased 40% to $50.4 million in the first quarter compared to $35.9 million in the prior year as a result of a 57% increase in exchange-traded volumes which was partially offset by a 15% decline in the average rate per contract compared to the prior year period. In addition, interest income in the Exchange-Traded Futures & Options business increased $4.4 million to $7.9 million in the first quarter as a result of an increase in short-term interest rates and a 7% increase in average client equity to $1.3 billion.
Operating revenues in our FX Prime Brokerage increased 60% compared to the prior year to $7.5 million in the first quarter. This increase was primarily driven by a $2.7 million settlement received in the first quarter related to the Barclays PLC ‘last look’ class action. Excluding this settlement, FX Prime Brokerage operating revenues were flat with the prior year, despite a 21% decline in foreign exchange volumes as market volatility drove a widening of spreads in this business.
Correspondent Clearing operating revenues increased 38% compared to the prior year to $8.3 million in the first quarter, while operating revenues in Independent Wealth Management increased 9% versus the prior year to $20.2 million. In the Correspondent Clearing business, interest income increased $1.1 million to $2.6 million the first quarter and fee income related to money market/FDIC sweep balances increased $1.6 million to $3.3 million, both of which were primarily driven by an increase in short term interest rates. Operating revenues in Derivative Voice Brokerage increased 24% to $8.8 million in the first quarter compared to the prior year.
Segment income increased to $17.7 million in the first quarter compared to $10.5 million in the prior year, primarily as a result of the increase in operating revenues, which was partially offset by a $2.0 million increase in non-variable direct expenses, primarily driven by a $0.7 million increase in professional fees related to the Barclays settlement as well as higher non-variable compensation and benefits and trade system costs. Variable expenses, excluding interest, as a percentage of operating revenues were 64% in the first quarter compared to 70% in the prior year, down primarily due to the growth in interest income.

Conference Call & Web Cast
A conference call will be held tomorrow, Thursday, February 7, 2019 at 9:00 a.m. Eastern time. A live webcast of the conference call as well as additional information to review during the call will be made available in PDF form on-line on the Company’s corporate web site at http://www.intlfcstone.com. Participants can also access the call by dialing 1-844-466-4112 (within the United States and Canada), or 1-408-337-0136 (international callers) approximately ten minutes prior to the start time.
A replay of the call will be available at http://www.intlfcstone.com approximately two hours after the call has ended and will be available through February 14, 2019. To access the replay, dial 1-855-859-2056 (within the United States and Canada), or 1-404-537-3406 (international callers) and enter the replay passcode 5263067.
About INTL FCStone Inc.
INTL FCStone Inc., through its subsidiaries, is a leading provider of execution, risk management and advisory services, market intelligence, and clearing services across asset classes and markets around the world.
Serving more than 20,000 clients in 130 countries on five continents, the company provides products and services across five market segments: commercial hedging, global payments, securities, physical commodities, and clearing and execution services. Our clients include the producers, processors and end users of virtually every major traded commodity, as well as asset managers, introducing broker-dealers, insurance companies, brokers, institutional and retail investors, commercial and investment banks, and governmental, non-governmental and charitable organizations. A Fortune 500 company headquartered in New York City, the company is listed on the NASDAQ under the ticker symbol “INTL”.
Further information on INTL is available at www.intlfcstone.com.
Forward Looking Statements
This press release includes forward-looking statements including statements regarding the combined company. All statements other than statements of current or historical fact contained in this press release are forward-looking statements. The words “believe,” “expect,” “anticipate,” “should,” “plan,” “will,” “may,” “could,” “intend,” “estimate,” “predict,” “potential,” “continue” or the negative of these terms and similar expressions, as they relate to INTL FCStone Inc., are intended to identify forward-looking statements.
These forward-looking statements are largely based on current expectations and projections about future events and financial trends that may affect the financial condition, results of operations, business strategy and financial needs of the company. They can be affected by inaccurate assumptions, including the risks, uncertainties and assumptions described in the filings made by INTL FCStone Inc. with the Securities and Exchange Commission. In light of these risks, uncertainties and assumptions, the forward-looking statements in this press release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. When you consider these forward-looking statements, you should keep in mind these risk factors and other cautionary statements in this press release.
These forward-looking statements speak only as of the date of this press release. INTL FCStone Inc. undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements.
INTL FCStone Inc.
Investor inquiries:
Bruce Fields
1-866-522-7188
bruce.fields@intlfcstone.com
INTL-G